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                                                                    Exhibit 99.2

                            TECUMSEH PRODUCTS COMPANY

                          SPEECH OF JAMES S. NICHOLSON

                                 APRIL 11, 2007

                                 11:00 AM (EDT)

Thank you, Leanna. Good morning everyone. Welcome to our belated fourth quarter 2006 conference call. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our Web site www.tecumseh.com.

Consistent with my normal protocol, I will start our conversation this morning with some brief comments expanding on our year-end press release, as well as some commentary on our various 8-K filings subsequent to year's end. Following my comments, we will open the call for your questions.

I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

Well, it has been another action-packed quarter; chock full of various activities which, among other things, resulted in a delayed filing of our 10-K. Governance disputes, and the need for further amendments to our lending arrangements, due to an unfavorable judicial outcome involving our engine facility in Brazil, were the primary cause of the delay. I plan to touch on both of these subjects in my commentary this morning, but most importantly, we are pleased to have resolution of these issues so that we can re-focus our attention on meeting the needs of our customers and on improving our financial results. The situation in Brazil was fast-moving and we did not have an opportunity to keep the markets updated on a real time basis. I thank those investors that stuck with us and we certainly hope that as we execute our performance improvement and debt reduction plans their perseverance will be rewarded.

So let us begin with our more customary topic first, that being our fourth quarter financial results. Reported results for the fourth quarter 2006 amounted to a net loss of $63.8 million, or $3.45 per share, compared to a net loss of $51.8 million, or $2.81 per share, in the fourth quarter of 2005. The fourth quarter 2005 results have been restated from their previous presentation due to an error in inter-period tax allocation. As a result, the restated fourth quarter 2005 net loss was $3.9 million better than the previously reported net loss of $55.8 million. However, please note that there was no change to our full-year reported results for 2005.

Despite many of our profit improvement efforts, 2006 bottom line results declined by $11.9 million. Higher interest costs, higher restructuring charges and costs associated with third quarter amendments to our domestic credit agreements more than offset operational improvements. Please note that the loss from discontinued operations in the fourth quarter relates to intricacies of intra-period and inter-period tax allocation. The recognition of higher tax expense in the fourth quarter relates to the second-quarter sale of Little Giant Pump Company and is offset by the recognition of a corresponding tax benefit in continued operations.


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With respect to operating profit, improvements in productivity and purchasing costs and reductions in fixed costs associated with plant closures contributed about $22 million to fourth quarter results. However, less favorable currency values, impairments, restructuring charges and other items, and commodity cost increases in excess of price increases were offsets to these improvements.

In a moment I will detail these factors by segment, but generally speaking, these factors contributed to improved operating results in the Compressor and Engine businesses and to lower operating results in the Electrical Components business. The higher interest expense reflects the higher average borrowing costs of our current debt arrangements versus those in effect last year, as well as the write-off of previously deferred debt origination costs.

With respect to taxes, both the current year and the previous year's fourth quarter total provisions; by that, I mean amounts recorded in continued and discontinued operations, are primarily the result of a small amount of foreign tax expense. Given that valuation allowances have been established against substantially all of the company's deferred tax assets, it is a reasonable expectation that the company will have little tax expense in the upcoming quarters.

Consolidated sales for the quarter amounted to $437.3 million, up 4.7% from last year's fourth quarter sales of $417.8 million. The effects of foreign currency translation increased sales by $11.7 million. Net of this effect from foreign currency translation, sales increased by 1.9%. Sales increases in the Compressor Group were partially offset by lower sales in the Engine and Power Train segment.

With this as an overview, I will now address our respective business segments in more detail, starting with the Compressor segment. Excluding the effects of foreign currency translation of $10.7 million, sales increased by $32.7 million, or a substantial 16.1%, for the quarter. Higher selling prices were a primary driver for the increase, as well as a 15% increase in unit volumes in the refrigeration and freezer product lines, where primarily in India, we are experiencing excellent growth trends.

Compressor segment operating results amounted to a loss of $0.8 million in the quarter versus operating loss of $4.8 million a year ago. For the fourth quarter of 2006, currency fluctuations continued their unfavorable impact, as the Brazilian Real was on average 4.1% stronger against the U.S. dollar in 2006 versus 2005. Including the effects of hedging activities, we estimate that the changes in foreign exchange rates decreased operating income by $3.5 million, compared to the same quarter in 2005. On the positive side, due to a moderation of copper prices in the fourth quarter and selling price increases initiated earlier in the year, product margins improved by $3.2 million versus 2005. Finally, a favorable court ruling in Brazil allowed us to reverse $6.6 million in non-income-based taxes that we had previously accrued on our balance sheet.

We expect results for the full year 2007 in the Compressor Group to improve versus 2006, but we are somewhat guarded. While price increases and cost reduction activities have helped to restore lost margin suffered in 2006, due to commodity cost increases, the value of the Brazilian Real continues to strengthen against the Dollar, and represents a continued headwind now that copper has been more effectively hedged for 2007.

Moving to the Electrical Components Group for the quarter. The group reported sales of $104.6 million, a $0.4 million increase over last year. The warm winter adversely affected HVAC sales in the quarter, as demonstrated by a 3.7% decline in sales dollars versus 2005. The decline was offset by a 10% increase in sales into the automotive market segment.


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Electrical Components operating results for the quarter was a loss of $7.4 million compared to a profit of $3.5 million a year ago. This quarter's results were consistent with the previous quarter in that higher cost of copper of $3.0 million and production inefficiencies of $7.4 million associated with our Juarez, Mexico facility were the primary drag on earnings. While the Electrical Components Group has also implemented price increases to combat higher input costs, the business segment historically takes longer to recoup commodity cost increases than does our compressor business.

Looking at 2007 for the Electrical Components business, we expect results will also improve based upon further price increases implemented at the beginning of the year, and the correction of the product inefficiencies experienced in 2006. However, we expect the slowing of the HVAC business to continue through the first half of the year; therefore, the majority of the improvement will occur in the latter half of the year.

Now for the Engine and Power Train Group. Sales in this group were down $25 million, or 23%, compared to the prior year's fourth quarter. Sales of engines for riding and walk-behind mowers declined by $9.6 million when compared to 2005, and sales of engines for generators were down $6.5 million versus last year, reflecting a continued lack of significant storm activity. Sales volumes of engines for snow throwers also declined $5.3 million when compared to the fourth quarter of 2005, reflecting a shift by our customers to more aggressive inventory management policies and their expectation of a lack of significant snowfall in most geographic areas. Loss of sales into the European market from our former Italian subsidiary also accounted for $5.2 million of the year-over-year decline.

As far as we know, all of the volume declines are representative of industry volumes and not the result of any share losses. Despite this significant fall-off in sales volume, the group's operating result improved by $18.6 million, or 55% in comparison to the prior year's fourth quarter. The improvement reflected lower fixed costs associated with plant closures, other productivity improvements, and lower fees incurred by AlixPartners, offset somewhat from the losses in margin from reduced sales volume.

During the quarter, the group also recognized impairment charges of $15.8 million resulting from the idling of excess capacity under our overall restructuring plan, including the impending closure, as previously announced, of the New Holstein, Wisconsin facility. In addition to the impairment charges recognized in the "Impairments" line, the company also impaired inventory totaling $7.6 million, related to these actions. This amount is recorded in cost of sales.

While the ultimate outcome and full impact of the judicial restructuring process at TMT Motoco in Brazil have not yet been determined, we continue to believe that the Engine Group will experience further improvement in results for the full year 2007. Whether the Engine operations end up in the black will largely depend on volumes for products that are weather-dependent, such as snow throwers and generators, and the ultimate resolution of our restructuring plan for the Brazilian facility.

Having covered the basic results of the groups, I would like to take a moment to address other developments that have occurred since we last had a chance to speak. Let's start with our governance issues.

Both our press releases and other media coverage have chronicled the recent events. In order to obtain the necessary amendments to our credit agreements, it was incumbent on the respective parties to reach a resolution that was acceptable to all parties, including our lenders. We believe we reached such a resolution. Among other provisions, the agreement will maintain the continuity of our restructuring


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leadership while providing all constituencies representation as we endeavor to bring the company back to profitability and to put it on a more solid financial footing.

In that regard, the company is well along in its effort to identify and hire a new Chief Executive Officer, and is working to meet a target deadline in the amended debt agreement of May 1, 2007.

With respect to our debt agreements, I don't intend to go over the details here, as I believe they are well documented in our various filings. I will comment, however, that we acknowledge that these amendments did come at a high cost because we did not have immediate alternatives due to the unexpected outcome of our legal proceedings in Brazil. As you may recall from our last call, this was not the outcome we had expected, because at that time negotiations were continuing with the one remaining dissident lender and we had a high degree of confidence in our legal position. But as we all know, the results of legal disputes are not absolutely predictable, given the subjective nature of judges' individual opinions.

While we have remedied our lending arrangements in the U.S., there is still work to do in Brazil. With respect to the Engine operation, we need to formulate a restructuring plan within 60 days from the date the request for judicial restructuring was filed, and that plan needs to be acceptable to this operation's lenders.

In addition, during the recent period of uncertainty here in the United States, Tecumseh do Brasil's lenders have also restricted previously provided credit terms. We need to re-establish our credit lines at that operation and are optimistic that the solutions reached here in the United States will have a positive effect in that regard. While we are currently exploring all of our options, and while we believe we have good relationships with the majority of our Brazilian lenders, there can be no assurance as to the outcome of the discussions currently under way.

As reported last quarter, we are simultaneously evaluating certain of our assets for potential disposition. Included in this evaluation are factors such as whether the operations fit with the company's core operations, whether the company can sustain a competitive advantage and whether the assets would generate more value in a sale versus being internally managed. The purpose of these efforts is to evaluate alternatives for reducing overall debt levels and the Company has not reached any conclusions with respect to specific asset dispositions at this time.

Also along these lines, the Company has announced plans to restructure its pension plan for salaried employees in the United States which is highly over-funded. Once completed, the Company would expect to realize proceeds for debt reduction of $55 million.

In conclusion, we remain highly committed to executing the plans that will yield improved results and enhance the overall liquidity of the Company. These plans are being executed and are producing favorable results. However, our overall success may also depend on conditions that are not totally within the company's control, such as the cost of commodities, foreign currency exchange rates, and weather. They will also depend on the continued support of our lenders in the United States and Brazil. While we are taking steps to address these factors in the near term, there is no assurance as to their longer term effects.


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